Exhibit 10.2

MASTER SERVICES AGREEMENT

This Master Services Agreement ("Agreement"), effective as of December 1, 2020 ("Effective Date"), is made and entered into by and between GMJ Global, LLC, a Delaware limited liability company d.b.a. TogoRun ("GMJ" or "we") and EOM Pharmaceuticals, LLC, a New Jersey limited liability company ("Client" or "you"). For good and valuable consideration, GMJ and Client agree as follows:

1. Scope of Services:

GMJ is a full-service healthcare consultancy providing senior expertise in pharmaceutical clinical development, R&D planning, regulatory affairs, scientific communications and advisory board development, commercial strategy and execution, and corporate communications for key stakeholders across all phases of a drug's life cycle, including but not limited to public relations, public affairs, reputation management, crisis communications, marketing, research, paid media, transmedia, social media listening and content creation, and other services and offerings. GMJ will provide Client with the services ("Services") described in the Scope of Works ("SOW") attached as Exhibit A and made a part of this Agreement. Any additional services, projects, and related budgets agreed to by the parties will be set forth in additional SOWs generally in the form of Exhibit A, dated, titled or sequentially numbered, and signed by both parties. Such signed SOWs will be governed by and become part of this Agreement. Any change in the terms and conditions of this Agreement or any SOW shall be mutually agreed upon in writing signed by both parties prior to effecting those changes.

2. Performance Review:

GMJ is committed to serving you and helping you to achieve your desired results. We encourage you to review regularly with us any and all comments and suggestions you may have about our performance, and we will meet with you as frequently as you reasonably request to review status and Services.

3. Commitment to Confidentiality and Client Relationship Integrity:

GMJ is a service company that offers our clients communications consulting across a wide array of practices and industries. Like other global agencies, GMJ often works for more than one company in any one industry sector. We understand that clients need assurances that their confidential information will be protected and that our work for multiple companies within an industry sector will not hinder our ability to provide effective representation. We are committed to providing you with excellent service.

a. During this Agreement, GMJ or Client (each, a "Discloser") may directly or through representatives disclose to the other party (each, a "Recipient") non-public information of Discloser such as financial, strategic, business or proprietary information including information about services, products, rates, pricing, discounts, technologies, policies, processes, employees, customers, or vendors, or other information that is identified as confidential at the time of disclosure to Recipient or that a reasonable person would consider, from the nature of the information and circumstances of disclosure, is confidential to Discloser (collectively, "Confidential Information"). Recipient will keep confidential Discloser's Confidential Information with commercially reasonable precautions and at least the same level of care as the Recipient treats its own Confidential Information, and will use such information only as needed to perform this Agreement. Recipient will limit the use of, and access to, Discloser's Confidential Information to Recipient's employees and contractors who have a need to know the information to perform or to support this Agreement and who have confidentiality obligations to Recipient that apply to Discloser's Confidential Information consistent with the requirements herein. Recipient will have no obligation of confidentiality with respect to Confidential Information that: (i) was known to Recipient without any obligation of confidentiality prior to receipt from Discloser; (ii) is or becomes publicly available without Recipient's breach of this Agreement; or (iii) is developed by or for Recipient without use of Discloser's Confidential Information. If Recipient is required to disclose Discloser's Confidential Information pursuant to law or valid legal process (e.g., court order, subpoena, warrant, etc.), Recipient may do so in order to comply with legal process and to avoid sanctions or penalties, but will, where legally permitted, provide Discloser with prior notice, so that Discloser may seek at its expense a protective order or other defense to disclosure. Recipient will reasonably cooperate with Discloser's defense efforts. The rights and obligations of the parties under this Section 3 will survive for the longer of (i) the period of five (5) years after disclosure to Recipient by Discloser, or (ii) the applicable statute of limitations period, and (iii) in any event, in the case of any Confidential Information identified at the time of disclosure to Recipient as trade secret under applicable law, until such information no longer constitutes trade secret under applicable law.

b. Client agrees that GMJ shall have the right, without obtaining Client's prior approval, to identify Client as a client of GMJ, without disclosing Client Confidential Information and to use non-confidential information

and materials following their publication to promote and market GMJ and GMJ's services to third parties, including submitting such Client information or property to industry award competitions, shows, or promotions and posting them on GMJ's website.

4. Care of Property:

GMJ will take reasonable precautions to safeguard your property in GMJ custody, but GMJ will not be liable for damage to your property unless the damage results from our gross negligence in connection with its care. GMJ will not be liable for damage to property that is in the custody or control of any third party.

5. Ownership and Rights:

Upon payment by Client to GMJ for all fees, costs and expenses due under this Agreement, GMJ will transfer to Client GMJ's rights, title and interest in and to the final and fully paid for materials produced or authored by GMJ and delivered to Client under this Agreement ("Materials"). The Materials shall be considered a "work made for hire" as that term is defined in the Copyright Revision Act of 1976, 17 U.S.C. §101 et seq. and the copyright therein shall be owned by Client, worldwide, for all purposes. To the extent that all or any part of the Materials does not qualify as a "work made for hire" under applicable law, subject to payment of all sums due and owing to GMJ in accordance with the terms hereof, GMJ hereby assigns to Client GMJ's right, title and interest therein without further action required by the parties. All of the foregoing provisions in this Section 5 are subject to the following limitations:

a. GMJ retains all of its rights, title and interest in and to (including, without limitation, the unlimited right to use) "GMJ Property," which includes (i) all materials owned by or licensed to GMJ prior to, or separately from, the performance of the Services under this Agreement or any SOW, and all modifications, improvements and enhancements thereof, and (ii) all generic, client agnostic, or proprietary information, ideas, concepts, methodologies, templates, software (including but not limited to applications, code, whether in source code or object code form, databases, etc.), processes or procedures used, created or developed by GMJ in the general conduct of its business, regardless of whether such GMJ Property is used by GMJ for Client's benefit, or made available by GMJ for use by Client. To the extent that GMJ Property is incorporated in the Materials produced for Client hereunder, GMJ hereby grants to Client a non- exclusive, perpetual, worldwide, royalty-free license to use such GMJ Property (except software) solely as incorporated in and for the use of the Materials; and unless otherwise agreed to in writing signed by the Parties, software may not be used by Client after the term of this Agreement.

b. Notwithstanding the foregoing, all property that would be considered Materials but that was developed or created by anyone other than GMJ, e.g. talent rights or likeness, photography, artwork, props, music, and software or code including open source ("Third-Party Property") shall remain the sole and exclusive property of such third parties, and Client will use such Third-Party Property consistent with the restrictions for such Third-Party Property communicated to Client in writing.

6. Audit:

During the term of this Agreement, Client may designate a certified public accounting firm ("Auditor") to audit this Agreement as stated herein, provided Auditor (a) complies with professional standards of its industry, (b) is neither compensated on a contingency (e.g., percentage of recovery) basis nor providing cost consulting services to Client, and (c) enters into a mutually acceptable confidentiality agreement with GMJ. Auditor may inspect, at the GMJ office where such items are located, the billing records relating to time entry, out-of-pocket expenses, and billed third-party charges directly related to Services under this Agreement. Auditor inspections will occur not more than once per calendar year, during GMJ's normal business hours, upon at least five (5) business days' prior notice, and in a manner that will not unreasonably disrupt GMJ's business. GMJ has the right reasonably to approve Client's choice of Auditor. Client agrees that Auditor will permit GMJ to review and comment upon a draft audit report prior to presentation to Client. The audit shall not include, and in no event shall Client or its Auditor have access to, individual payroll and personnel files; any information relating to GMJ's other clients; any of GMJ's overhead costs, other internal GMJ costs, non-billable expenses, or related information; non- disclosed media sales; any information subject to restrictions in third-party contracts, or other confidentiality or privacy restrictions. Client agrees to pay to GMJ all costs and expenses (including reasonable attorneys' fees) incurred by or charged to GMJ arising from any audits or third-party investigation of Client or the acts or practices of Client including, without limitation, any costs and expenses related to compliance with any third-party subpoena or other discovery request.

7. Authorizations and Indemnification:

a. GMJ will indemnify, defend and hold Client harmless from and against any loss, cost, liability, damage, including reasonable attorneys' fees and costs, and all related expenses (collectively, "Loss") resulting from any allegation, claim, suit or proceeding (threatened or otherwise) made or brought by a third party ("Claims") against Client to the extent caused by: (i) GMJ's negligence or willful misconduct, or (ii) a breach by GMJ of GMJ's representations, warranties or covenants set forth in this Agreement or any applicable SOW.

b. In order to perform Services hereunder, GMJ will be using and relying upon Client information and materials provided by or on behalf of Client regarding Client or its business; Client shall be responsible for the accuracy, completeness and propriety of information concerning Client's organization, products, services, Client's competitors and competitive products/services, and for the rights, licenses and permissions to use, material furnished to GMJ by Client or on Client's behalf. Client will indemnify, defend and hold GMJ harmless from and against any Losses resulting from any Claims against GMJ to the extent caused by: (i) Client's negligence or willful misconduct, (ii) breach by Client of Client's representations, warranties, covenants or obligations set forth in this Agreement or any applicable SOW; (iii) the nature or use of Client's products or services or Client's representations about competitors or competitive products/services; or (iv) property, materials, and information that Client has approved or provided to GMJ for use under this Agreement or any applicable SOW.

c. The indemnified party will make good faith efforts to notify the indemnifying party timely following receipt of notice of a claim and provide the indemnifying party with reasonable cooperation in the indemnifying party's defense of such claim. The indemnification provisions in this Section 7 in favor of you and us extend to and cover you and us and each of our affiliates, and their respective officers, directors, agents, employees, successors and assigns (each, an "indemnified party").

d. If, pursuant to this Agreement, GMJ creates or provides logos, slogans, trademarks, designs, service marks or other trademarkable items ("Proposed Trademarks") or patents or patentable items or processes ("Proposed Patents"), or provides Services or Materials that include Proposed Trademarks or Proposed Patents, GMJ will not be responsible for assessing the availability of any such Proposed Trademark or Proposed Patent for usage. Client will either (i) have GMJ engage a law firm to perform a trademark search and to provide a legal opinion analyzing the availability of, and potential conflicts for use of, such Proposed Trademark ("Trademark Legal Opinion"); or (ii) Client will obtain its own trademark searches and Trademark Legal Opinion. In either case, Client will pay all fees, charges, and costs (including but not limited to fees for trademark search services and legal counsel engaged by GMJ or by Client on such matters). Client will be responsible for obtaining clearance searches and legal opinions related to Proposed Patents ("Patent Legal Opinion"). Notwithstanding Section 7.a above, GMJ shall not be liable to or indemnify Client for any Losses arising from the results or outcomes of the searches related to Proposed Trademark or Proposed Patent, the related Trademark or Patent Legal Opinions, Client's reliance on such searches or legal opinions, or Client's use of any Proposed Trademarks or Proposed Patents.

e. Should Client desire to register any Proposed Trademarks or Proposed Patents, Client will engage its own legal counsel to do so and Client shall be responsible for all costs and undertakings in connection with such registration with federal, state or foreign agencies.

8. Outside Experts and Other Third Parties:

GMJ may access and use expertise from other GMJ offices, affiliates, or subsidiaries in the GMJ network; and unless otherwise agreed to in an SOW or other writing signed by both parties, such fees and costs will be billed by GMJ to Client at the professional rates in effect in those offices at the time services are rendered. In addition, it may be appropriate in the course of our performance under this Agreement or any SOW for GMJ to work with outside experts and other third parties hired by Client or engaged by GMJ at Client's direction, request, or authorization. Client agrees to pay the fees and expenses incurred by such outside experts and third parties, and GMJ shall not be liable to you in any way for the acts or omissions of such outside experts or third parties engaged by Client or engaged at Client's direction, request or authorization.

9. Fees, Disbursements and Other Charges:

GMJ understands the need to manage and control costs, while providing responsive, effective, and quality service to Client. Exhibit A and each SOW sets forth the description of Services, as well as the fees, costs, and expenses associated with such Services. Client agrees to make payment to GMJ in accordance with this Agreement and the terms set forth in Exhibit A and each SOW. Fees and costs set forth herein may be amended by mutual written agreement of the parties (for the convenience of the parties, such mutual written agreement may be effected via e-mails exchanged by the parties).

a. Fees: GMJ's fees will be billed at: (i) the hourly rate arrangement that is attached hereto or that is described in the applicable SOW for Services agreed to by GMJ and Client, or (ii) if no hourly rate is specified, then at GMJ's standard hourly rates in effect at the time Service is rendered. If a SOW includes a fee budget or "not-to-exceed" fee amount, then GMJ will not invoice for fees in excess of such amount without obtaining Client's written consent.

b. Notwithstanding the foregoing, Services that are customarily offered on a fixed project fee basis to be billed by installment, such as research and analytics Services, or other Services agreed to by the parties (collectively, "Fixed Fee Services"), are not included in the hourly rate fee arrangement described above. If the parties hereafter agree to add Fixed Fee Services to the scope of Services provided by GMJ, the parties will agree in writing via additional SOW(s) to the applicable scope, terms, timing, deliverables, budget (applicable fees, costs and expenses). The budget and billing for Fixed Fee Services is not based upon hourly rates, but is based upon negotiated project fixed fees and incurred expenses. Applicable payment terms for fees, costs, and expenses (e.g. lump sum, installment, progress payments, or other arrangement) will be set forth in the applicable SOW.

c. Costs and Expenses: Out of pocket costs and expenses incurred by GMJ in providing the Services willbe (i) charged in the manner agreed upon in the SOW for the Services described in the SOW, or (ii) if not agreed upon in the SOW, GMJ will bill and Client agrees to pay out of pocket costs incurred by GMJ in providing Services, including but not limited to travel expenses, transportation, meals, lodging, messenger, delivery, agreed upon production insurance premium costs (if applicable) and third-party expenses described below; provided that no such out of pocket shall be reimbursable without (i) the prior written consent of the Client and (ii) proper documentation. In the case of Fixed Fee Services, the SOW will specify if and what costs and expenses are included or not included in the fixed fee amount. To the extent GMJ is authorized by Client to contract with any third parties, such contracts will be based on the principle of sequential liability such that you appoint GMJ as your agent for such contract and if you do not pay us for all amounts owed to such third-parties, then the vendors' sole recourse for payment is from you. Unless otherwise agreed upon in the SOW, GMJ will bill and you agree to pay third-party invoices arising out of said third party contracts in advance, and if GMJ purchases advertising on Client's behalf, Client shall pay the ad cost plus the industry standard commission of 15 percent.

d. Budget Realignment: The parties agree that if any SOW contains line item amounts or subtotals for service categories, hours, fees, costs and expenses for Services performed on an hourly fee basis, that such line item amounts or subtotals represent initial good faith estimates; however, actual circumstances may require redeployment or realignment of staff, resources, or budget dollars to accomplish the SOW or service objectives. Therefore, *provided that total fees, costs, and expenses do not exceed the aggregate budget amount set forth in any such SOW*, GMJ may redeploy or realign efforts, personnel resources, and budget line item amounts or subtotals, even if the fees, costs, and expenses actually billed for each line item or subtotal does not match the line item or subtotal estimates set forth in the applicable SOW.

10. Billing and Payment:

a. Unless otherwise agreed upon in an SOW, Client agrees that GMJ will bill in advance (pre-bill) at or prior to the beginning of each month the projected estimated amount for the monthly Services to be rendered by GMJ to Client during such month, and Client shall pay such estimated amount immediately upon the later of (a) the first day of the month during which GMJ will render such Services or (b) three (3) business days following receipt of the invoice ("Pre-Bill Due Date"). If Client fails to pay any such invoice on or before the Pre-Bill Due Date, then notwithstanding anything to the contrary in the Agreement, GMJ may immediately cease providing Services for Client until payment for such invoice has been received, or GMJ may terminate the Agreement and any SOW thereunder upon written notice to Client. If actual fees and charges for the monthly Services rendered by GMJ exceed the amount pre-billed, Client shall immediately pay any shortfall within three (3) business days following receipt of an invoice for such excess from GMJ. Should the fees and charges for monthly Services provided by GMJ during any month be less than the pre-billed amount paid by Client, then such balance shall be rolled over into the next monthly invoice to be issued to Client as a credit for future Services. Notwithstanding any credit Client may be entitled to hereunder, Client will continue to prepay the monthly estimated invoices on or before each Pre-Bill Due Date. At the conclusion of this Agreement, any payment balance not used by GMJ shall be refunded to Client. In addition to billing arrangements for hourly fees, the SOW will specify billing arrangements for Fixed Fee Services (e.g., lump sum, installment, progress payments, or other arrangement) and timing of invoices and payment. You agree that if within fifteen (15) days of receipt, you do not advise us of any dispute related to said invoice, the invoice will be deemed accepted by Client. If costs are not available at the time of billing they will be included in a later invoice.

b. Subject to the provisions of Section 9c, unless otherwise agreed upon in a SOW, GMJ will pre-bill Client at the beginning of any month for any costs or expenses that GMJ knows or reasonably foresees GMJ will incur in such month. GMJ will advise Client of due dates for such payments, and Client agrees to pay to GMJ such pre-billed expenses in advance of such due dates. In addition, as part of the Services provided hereunder, GMJ may purchase advertising space, time and other media, directly or through a third-party media purchasing organization or may enter into third-party agreements for goods and services related to production, location, creative (including but not limited to videography, graphic arts, photography, music and digital arts), talent, media buying or as otherwise necessary to provide the Services. Frequently, such third- party vendors require payment in advance of services or delivery. Client will pay GMJ in time for GMJ to meet the advance payment terms of such third-party vendors, and if appropriate, to earn advance payment pricing discounts offered by such third parties. Accordingly, GMJ will submit to Client invoices for estimated or quoted pricing from such third-party vendors and specifying payment due dates. If pricing estimates or quotations that were invoiced are different from amounts actually incurred by such third-party vendors, then GMJ will periodically reconcile the actual spending against the advance payments made.

c. GMJ reserves the right, in case (i) credit insurers decline coverage, or revise or withdraw coverage on Client or (ii) Client's credit rating (through Euler Hermes or other source) adversely changes, to change the requirements as to terms of payment under this Agreement for GMJ's fees, costs and expenses.

11. Non-Payment and Collection:

Failure to pay our invoices within thirty (30) days after the date of invoice may, at our discretion, result in suspension of any or all service to Client until payment is received, and may result in termination of the Agreement. We shall incur no liability of any kind to you for such suspension or termination. We reserve the right to charge interest up to 12 percent per annum on all amounts more than thirty (30) days outstanding. In the event that we must retain counsel or other services to enforce this Agreement or to recover any sum due, you shall be responsible for said costs and expenses, including reasonable attorneys' fees.

12. Force Majeure:

Neither party will be responsible for failure to perform due to causes beyond its reasonable control such as acts of God, fire, epidemics, theft, war, riot, embargoes, acts of civil or military authorities, third party illegal acts, or intervention by the federal, provincial, or local government. If performance under this Agreement is delayed or prevented by such contingencies, either party may request forbearance of performance and such party shall immediately notify the other party in writing. The party requesting forbearance shall be responsible for all out-of-pocket expenses resulting from such delay.

13. Limitation of Liability:

Notwithstanding anything to the contrary contained in this Agreement, in no event shall either party be liable to the other for any punitive, incidental, consequential, lost profits, or other special damages in connection with any claim arising out of or related to this Agreement. Each party's total liability arising under this Agreement (whether via indemnification or otherwise) will be limited to the total amount paid to GMJ in professional fees (not including costs or expenses) under this Agreement including any valid SOW for the twelve (12) months preceding the event giving rise to the liability, Loss, or Claim.

14. Term and Termination:

This Agreement will have an initial term of one year commencing on the Effective Date and will thereafter automatically renew for successive one-year terms, unless terminated as provided herein. Either GMJ or Client may terminate this Agreement at any time, for any reason, by giving the other party at least fifteen (15) days' prior written notice specifying the effective date of termination. Client will remain liable for all fees, disbursements, and other charges incurred through the effective date of termination, as well as all amounts that GMJ must pay to third parties pursuant to non-cancelable agreements entered into in performance of this Agreement. With respect to any Fixed Fee Services with payments based on milestones or project completion, upon termination GMJ shall be entitled to a pro rata portion of the applicable fixed fee based on work performed prior to termination, as well as any non-cancellable third-party charges incurred by GMJ prior to termination (even if such third-party charges are due after termination).

Provisions in this Agreement related to payment, reimbursement of costs, confidentiality, indemnification, third-party contracts, waiver, interpretation, and survival of provisions (including but not limited to Sections 3, 4, 5, 6, 7, 8, 9, 10, 11, 13, 14, 15, 16, and 17) shall survive expiration or termination for any reason of this Agreement.

15. Hiring of GMJ Staff Members:

GMJ's most valued assets are our employees. We undertake a thorough recruitment process to find great practitioners who are highly focused on client service. We follow their hiring by investing heavily in their professional development and on-the-job training. When a client hires a staff member, it is important to recognize the lost value of these employees to the GMJ enterprise. Therefore, in the event that Client should hire any GMJ staff member who has provided services pursuant to this Agreement, to be an employee of, or a non- GMJ consultant of, Client or its affiliates, during the term of this Agreement and for six months thereafter, Client will pay GMJ two times the then current GMJ yearly base salary of any such staff member. GMJ and Client agree that this figure represents fair compensation to GMJ for the loss of an employee's experience and revenues and the costs of recruiting and training a replacement employee.

16. Remedies:

Each party agrees that in the event of any breach or threatened breach of this Agreement, in addition to any other remedies at law or in equity it may have, it shall be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance.

17. Miscellaneous:

This Agreement (i) may not be amended or assigned by either party without prior written consent of the other party, except however, GMJ may in its discretion delegate certain services to individual freelancers or independent contractors so long as such individuals have appropriate skills and experience to perform the services, and so long as GMJ remains responsible to Client for completion of such services; (ii) shall bind and benefit each of us and our respective permitted successors or assigns; (iii) supersedes any previous or other agreements, purchase orders, terms, understandings, or discussions with respect to its subject matter; and (iv) shall be governed and construed under the laws of the State of New York (without giving regard to the conflicts provisions therein) and exclusive venue shall be in the state courts in New York, New York, or the federal courts in New York, New York. Failure by either party to exercise its rights under this Agreement or to fail to require strict performance of any part of the Agreement, shall not constitute a waiver of those rights or provisions, which shall remain in full force and effect. Notice under this Agreement shall be given in writing either by personal delivery, facsimile (with confirmation of receipt), certified mail, or independent, guaranteed overnight delivery, addressed in case of notice to us at: GMJ Global, LLC, 202 Hilltop Drive, Nyack, NY 10960 Attention: Gloria M. Janata President and CEO; and in case of notice to Client to the name and at the address set forth below

In witness whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

GMJ Global, LLC

By: ______________________
Gloria M. Janata, JD
title: President & CEO

EOM Pharmaceuticals, LLC

By: ______________________ name:
name: Eli Goldberger
title: Founder & Chairman

Address: 136 Summit Ave, Suite 100, Montvale, NJ, 07645